Translation into English	Exhibit 3.105

Global Crossing Venezuela S.A. Bylaws/Articles of Incorporation (one and the same)

ARTICLES OF INCORPORATION

CHAPTER I

NAME, PURPOSE AND TERM

SECTION 1: Company shall be named GLOBAL CROSSING VENEZUELA, S.A.

SECTION 2: Corporate purpose shall be installing, establishing, working and operating of telecom service networks; researching, developing, manufacturing, providing, maintaining, repairing, improving, purchasing and leasing telecom equipment, networks, systems, procedures or instruments; managing, promoting, operating and providing telecom services for transmitting data, voice and video in any and all ways, including transmitting, broadcasting or receiving signs, signals, documents, images, sound or data of any nature, and in general performing any other services, media, or supplementary, subsidiary or auxiliary activity for said telecom activities already created or to be created. Company may also perform activities related to research, development, implementation, integration, provision and marketing of software or IT programs; development, manufacturing, and provision of any means of hardware or IT equipment, and provision of any kind of IT services, data processing and validation services related or not to telecom service provision; development, operation, marketing and provision of Internet and value added services in order to perform any kind of operations through electronic, IT or any other technological means which may be developed in the future, whether through the Internet and/or any other public or private voice, data and/or value added network; provision of services guaranteeing security of operations performed by the above mentioned means, including issuance of relevant certificates and instruments for those means, systems, or procedures required for such purposes; and provision of any other service developed or provided on IT, telecomputing or telecom structures. Company shall also provide data center, hosting, housing, collocation, data storing services as well as any other current or future provision related thereto. Furthermore, Company may provide any activity or services related to IT and telecom technologies (TICs, per its abbreviations in Spanish), or any other current or future technology, and, in general, Company may perform any entering into business and legal trade agreements it may deem convenient.

SECTION 3: Corporate domicile shall be located at Calle 7, Zona 1, Manzana B-2, Sector Sur. Edificio Impsat, La Urbina, Caracas. However it may establish agencies, branches or any other offices in the national territory or abroad, upon such decision made by the Board of Directors.

SECTION 4: Company term shall last for fifty (50) years as of its registration date before the Trade Registration Office, Court Circuit in and for the Capital District and the State of Miranda, except there appears an advance extension or dissolution for the Company.

CHAPTER II

STOCK CAPITAL AND SHARES

SECTION 5: Company’s Stock Capital amounts to TWELVE MILLION NINE HUNDRED FIFTY SEVEN THOUSAND FOUR HUNDRED FIFTY SEVEN BOLIVARS (Bs.12,957,457.00), DIVIDE INTO TWELVE MILLION NINE HUNDRED FIFTY SEVEN THOUSAND FOUR HUNDRED FIFTY SEVEN (12,957,457.00) common and registered shares at a par value amounting to ONE BOLIVAR (Bs. 1.00) each. All shares shall entitle their relevant holder equal rights in accordance with these Articles of Incorporation. Said Stock Capital has been subscribed and paid in full by GC IMPSAT HOLDING II LIMITED.

SECTION 6: Shares shall be bearer, registered and non-convertible. Share ownership shall be evidenced by subscription in corporate Shareholders Ledger and their transferences shall be performed by stating so in said Ledger and Assign, Grantor, and Board of Directors President shall sign such act.

SECTION 7: Company shall acknowledge one owner per share. Should a share be owned by several persons, Company shall not be liable for subscribing nor acknowledging more than one person, who shall be appointed by said owners.

SECTION 8: Company may issue Securities representing one or more shares complying with requirements set forth in Trade Code. Said Securities shall bear a number and the Board of Directors President’s signature.

SECTION 9: Regardless stock capital percentage shares owned represent, shareholders shall be entitled to preferential rights according to the following:

a) Stock Capital Increase:

Issuance and subscription terms for new shares shall be established by such Shareholders Meeting deciding a Stock Capital Increase. Shareholders shall be entitled to preferential rights to subscribe new shares proportionally to the number of shares they own up to the date of Stock Capital increase related to global number of shares constituting stock capital. This preferential right shall be enforced within thirty (30) consecutive days after stock capital increase has been approved.

Should a shareholder not enforce such preferential right or such enforcement be partial, the rest of shareholders shall be entitled to preferential rights related to subscription of shares said shareholder has not enforced. Such preferential rights shall be enforced proportionally to the number of shares owned by each shareholder who may enforce preferential right. This preferential right shall be enforced within thirty (30) consecutive days after term expiration mentioned in the above paragraph.

After term mentioned herein, shareholders who had not stated their will to subscribe new shares shall be deprived of preferential right herein mentioned. After this term and in case no will to subscribe shares has been stated, Company may admit third parties as subscribers for stock capital increase up to Board of Directors decision.

b) Shares sales or encumber:

Any shareholder who may want to sale his/her shares shall notify such will in written to the Board of Directors, stating number of shares to be sold, price and payment terms and conditions. Within a consecutive twenty (20) day term after said notice, the Board shall notify such offer by fax, telegram or certified letter to all shareholders and establish a consecutive thirty (30) day term during which shareholders may enforce preferential rights to purchase all shares to be sold according to the terms and conditions of the offer by serving proper written notice to Board of Directors.

If several shareholders may be willing to purchase said shares, such number of shares shall be divided into shareholders who may be interested in purchasing proportionally to the number of shares owned up to that date by a shareholder willing to purchase regarding the global number of shares owned by all shareholders willing to purchase such shares.

If no shareholder had stated his/her will to enforce preferential rights within a consecutive thirty (30) day term, Bidder, after Board of Directors previously authorized so, may sale his/her shares to a non-shareholder third party according to said price, terms and conditions stated in the offered submitted to the Board of Directors provided such sale is performed within a consecutive ninety (90) day term after said authorization. If sale operation is not performed within such term, shareholder interested in selling his/her shares shall comply with the procedures provided in this Section.

c) General Provisions:

1) Should any proportional distribution occur, this shall be performed by rounding up any fractional number to the nearest whole number.

2) Should any shareholder be forbidden by the law to purchase shares to be sold by other shareholder(s), said denied shareholder shall be entitled to assign such right to a third party who shall purchase said shares, provided that Board of Directors have granted such authorization.

3) Terms, notices, and formal procedures to sell or encumber shares due to any title stated in this Section may be fully or partially disregarded by means of unanimous decisions made by Shareholders Meeting where stock capital in full is attended or represented.

4) Issuing sureties upon shares shall be authorized by the Board of Directors and regulations on preferential rights provided herein shall be complied, whenever applicable. Any transference or encumber of shares which failed to comply with regulations stated in this Section shall be considered void and ineffective for the Company.

5) Whenever Board of Directors authorization is required in accordance with the provisions set forth herein, such Board shall pronounce within maximum established terms as of the date shareholder has submitted his/her request in order that Board may authorize his/her will to sell or encumber shares. Such authorizations may not be restrained without just cause and once the aforementioned term has expired without any statement by the Board, operation shall be considered as authorized.

CHAPTER III

SHAREHOLDERS MEETING

SECTION 10: Main corporate decisions and regulations shall be in charge of General Shareholders Meeting, which shall be entitled to the powers vested by the law and this document.

SECTION 11: General Ordinary Shareholders Meeting shall be held on annual basis during the ninety (90) days after fiscal year closing and shall be vested with the following powers:

a) Discussing, approving, or amending issued by the Statutory Auditor.

b) Appointing the members for the Board of Directors.

c) Selecting one or more Statutory Auditors and their eventual Deputy Statutory Auditors.

d) Establishing compensations for Board of Directors members and Statutory Auditors.

e) Making decisions upon dividend distribution and legal reserve creation.

f) Knowing about any other matter specifically submitted and executing powers vested by the applicable law and other Corporate Documents.

SECTION 12: General Extraordinary Shareholders Meeting shall be held whenever Shareholders Meeting may deem necessary or convenient or at the request of a number of shareholders representing at least a twenty percent (20%) of stock capital. Specific purpose thereof shall be stated in relevant call.

SECTION 13: In order that decisions made by the Ordinary or Extraordinary Shareholders Meeting, attendance or representation and positing voting of fifty one percent (51%) of Company’s stock capital shall be required in the first and following meetings. In order to decide upon subjects referred to in Section 280, Trade Code, attendance at Meeting by a number of shareholders representing a third part of stock capital and positive voting of fifty one percent (51%) of company stock capital shall be required in the first and following meetings, as the case may be.

SECTION 14: Ordinary or Extraordinary Shareholders Meeting shall be called by a notice posted in a wide circulation newspaper of the city of Caracas having at least a thirty (30) day previous term before the date set for meeting.

Following same advance term, shareholders shall be called by telex, telegram, or fax, addressed to the last domicile registered in Shareholder Ledger. Call shall state date and location where Shareholders Meeting shall be held and purpose thereof. Any decision made upon a subject not stated in said call shall be void. However, any shareholder may demand that, additionally to the call for each Meeting, a telex, telegram or fax may be sent to the person and domicile stated for such purpose for the Board of Directors. Regarding this issue, the Board shall be only liable for verifying performance of transmission of such telex, telegram, or fax within call’s term.

SECTION 15: Formal procedures for call may be disregarded whenever shareholder in full are represented or attend at the Meeting and provided that attending persons thereto may state to be sound minded to discuss the items itemized in the Agenda.

SECTION 16: Shareholders may be represented in the Meetings by attorneys who have been granted a power of attorney, a letter-power, or a fax.

SECTION 17: Relevant Records from Shareholders Meeting shall be issued and state the name of attending persons establishing the number of shares they represent and decisions made and measures agreed. Records shall be signed by shareholders or their representatives at the Meeting and also by the attending members of the Board of Directors.

CHAPTER IV

MANAGEMENT

SECTION 18: Company shall have a Board of Directors formed by at least two (2) and top five (5) main members and corresponding deputy members, who shall run office as President, Vice President and Officers of the Board of Directors. Such members may be company shareholders or not. President of the Board of Directors shall chair Board of Directors meetings and Shareholders Meetings. Should President be absent or unable to perform his office, Vice President, if any, shall perform his duties.

SECTION 19: The members of the Board of Directors shall be one (1) year in office, but they may remain otherwise in office until they are reelected or the Board appoints persons for their replacement. Board of Directors members may be removed from office at any time by General Shareholders Meeting. In any case, position office of a member of the Board of Directors shall entail expressly accepting any and all provisions set forth herein.

SECTION 20: Each of the members of the Board of Directors shall deposit or have it deposit at his/her expense in corporate account one (1) share, which shall be subjected to guarantee his/her management acts.

Such action shall be inalienable and not released until General Shareholders Meeting shall approve management accounts and grants final settlement.

SECTION 21: President or Vice President of the Board of Directors shall call the Board of Directors so such Board acts in his/her behalf if President should be absent or unable to perform his/her duties. The Board shall meet as much as necessary for Company’s interests and at least every two (2) months.

The Board of Directors may not make valid decisions on subjects not stated in Agenda, unless the whole members attend or are represented and so it is decided. Each of the members of the Board of Directors may represent another member of such Board by submitting a letter-power, telex, telegram or fax certifying such representation.

SECTION 22: The Board of Directors shall have full powers to manage and decide upon assets, except upon those expressly reserved herein for General Shareholders Meeting. The Board may agree, dismiss, settle or delegate any or all of its powers at the extent the Board may deem proper to persons Board shall select and trust. Decisions made by the Board of Directors shall be executed by the person the Board appoints in each case.

SECTION 23: In order that discussions and decisions made by the Board of Directors be valid, attendance and positive voting of its member majority shall be required. In case of tie voting, proposal shall be considered denied. A record shall be issued in each meeting and shall be registered in the Board of Directors Record Book and signed by all persons attending at the meeting.

CHAPTER V

COMPANY’S PRESIDENT

SECTION 24: The Board of Directors shall elect a President and a Deputy President for the Company who may be members of the Board of Directors or not. Company’s President and Deputy President, if Company’s President should be absent or unable to serve office, shall be in charge of daily management of corporate business, having all powers detailed in Section 25. The Board of Directors shall have the widest powers to supervise and oppose a veto to management performed by Company’s President and Deputy President.

SECTION 25: During his office, Company’s President and Deputy President, if this should be the case, shall be granted with powers including, but not limited to, the following listed below:

a) Performing any and all corporate daily administration and management acts in order to pursue the corporate purpose. For this, he/she shall have the widest powers regarding management issues.

b) Appointing and removing company’s staff and set wages and benefit plans.

c) Entering into, terminating and amending agreements and acts required to the proper operation of regular business which are Company’s corporate purpose. He/she shall have the power to set terms, conditions and procedures of said agreements, with no limits regarding their amounts.

d) Opening and closing bank accounts or of any other nature and operating such accounts by stamping his/her signature, writing check or any other money order for amounts lower than FIVE HUNDRED THOUSAND US DOLLARS (US$ 500,000.00) equal to ONE MILLION SEVENTY FIVE THOUSAND BOLIVARS (Bs. 1,075,000.00) calculated for purposes hereof at a exchange rate amounting to TWO BOLIVARS AND FIFTEEN CENTS (Bs. 2.15) per each USA dollar per operation. A prior authorization from the Board of Directors shall be required if operation amount should be higher of said sum.

e) Signing any and all documents, books, and protocols necessary to get credits, loans, and all kind of discount operation for amounts lower than FIVE HUNDRED THOUSAND US DOLLARS (US$ 500,000.00) equal to ONE MILLION SEVENTY FIVE THOUSAND BOLIVARS (Bs. 1,075,000.00) calculated for purposes hereof at a exchange rate amounting to TWO BOLIVARS AND FIFTEEN CENTS (Bs. 2.15) per each USA dollar per operation. A prior authorization from the Board of Directors shall be required to get credit, loans, and any discount operation for an amount higher than said sum.

f) Appointing court or out-of-court, general or special attorneys, assigning their powers. He/She shall have the power to revoke powers granted, extend or limit powers and their scope.

g) Issuing, admitting, endorsing, and receiving bills of exchange or any other trading notes during Company’s business activities for amounts lower than FIVE HUNDRED THOUSAND US DOLLARS (US$ 500,000.00) equal to ONE MILLION SEVENTY FIVE THOUSAND BOLIVARS (Bs. 1,075,000.00) calculated for purposes hereof at a exchange rate amounting to TWO BOLIVARS AND FIFTEEN CENTS (Bs. 2.15) per each USA dollar per individual operation. A prior authorization from the Board of Directors shall be required to issue, admit, endorse, and receive bills of exchange or any other trading notes for amounts higher than said sum.

h) Selling, encumbering, or transferring corporate fixed assets which individual price should not be higher than FIVE HUNDRED THOUSAND US DOLLARS (US$ 500,000.00) equal to ONE MILLION SEVENTY FIVE THOUSAND BOLIVARS (Bs. 1,075,000.00) calculated for purposes hereof at a exchange rate amounting to TWO BOLIVARS AND FIFTEEN CENTS (Bs. 2.15) per each USA dollar. A prior authorization from the Board of Directors shall be required to sell, encumber, or transfer fixed assets which individual price should be higher than said sum.

CHAPTER VI

STATUTORY AUDITORS

SECTION 26: General Ordinary Shareholders Meeting shall appoint one or more Statutory Auditors and their relevant deputy auditors so they may brief Shareholders Meeting for the following year about Company’s financial condition, financial statements and accounts to be submitted by the Board of Directors. Statutory Auditors (or their Deputy Officers if an inconvenient, resignation, or denial should occur from Main Auditor Officers) shall be entitled to an unlimited right to search and monitor all Company’s operations. Statutory Auditors may search ledgers, mailing, and, in general, all corporate documentation.

SECTION 27: Statutory Auditors and their Deputy Officers shall be in office for one (1) year and may be reelected. Under no circumstances, these officers shall be Company’s dependants or employees of members of the Board of Directors.

CHAPTER VII

FINANCIAL STATEMENTS, RESERVES, AND PROFITS

SECTION 28: Company’s annual financial statement shall be as of January 1st and December 31st of each year. When financial statements are closing, an inventory and a Balance Sheet shall be established pursuant to the provisions set forth in Trade Code and the generally accepted accounting trade principles.

SECTION 29: From corporate liquid profits, it is annually separated:

a) Five percent (5%) to form a reserve fund until such fund is equal to a ten percent (10%) of stock capital.

b) Other amounts necessary to constitute other reserves required by law and those Shareholders Meeting consider relevant to create, in accordance with recommendations made by the Board of Directors.

c) Shareholders Meeting shall determine use for any remaining amount, once constituted reserves above mentioned, considering company’s financial condition and Board of Directors’ view.

CHAPTER VIII

COMPANY’S LIQUIDATION

SECTION 30: Should this company be in a liquidation process, such process shall be performed, notwithstanding the provisions set forth by the Law, by two liquidators appointed by the meeting which may decide upon liquidation. During liquidation process period, General Shareholders Meeting powers shall be in full effect according to the terms detailed herein.